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                                                                    EXHIBIT 99.1

[GRAPHIC OMITTED]

FOR IMMEDIATE RELEASE


          RADNET, INC. APPROVED FOR LISTING ON THE NASDAQ GLOBAL MARKET

LOS ANGELES, CALIF., FEBRUARY 13, 2007 -- RADNET, INC. (OTC BB: RDNT), a leading national provider of high-quality, cost-effective diagnostic imaging services through a network of fully-owned and operated outpatient imaging centers, announced today that The NASDAQ Stock Market ("NASDAQ") has approved its application for listing on The NASDAQ Global Market. RadNet expects to commence trading on the NASDAQ Global Market under its new ticker symbol "RDNT", effective at market opening on Wednesday, February 14, 2007. Until that time, RadNet's stock will continue to trade on The OTC Bulletin Board under the symbol "RDNT.OB".

Dr. Howard Berger, President and Chief Executive Officer, commented, "We are extremely pleased that our listing application has been approved. A NASDAQ listing is a significant milestone for our company, and highlights our growth and continued commitment to enhance shareholders' value. Trading on NASDAQ should create a more orderly and liquid market for the Company's securities and increase the visibility and profile of the Company in the investment community."

ABOUT RADNET, INC.

RadNet, Inc., is a national market leader providing high-quality, cost-effective diagnostic imaging services through a network of fully-owned and operated outpatient imaging centers. For its fiscal year ended October 31, 2006, RadNet and its subsidiaries (including Radiologix for the 12 months ended December 31, 2006) performed 2,336,814 diagnostic imaging procedures. At October 31, 2006, together with Beverly Radiology Medical Group and Radiologix, and inclusive of full-time and per diem employees, technicians and radiologists, the Company had a total of 3,911 employees. For more information, visit WWW.RADNET.COM.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning the benefits of listing on the NASDAQ Global Market, anticipated future financial and operating performance, and RadNet's ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, and receiving third-party reimbursement for diagnostic imaging services, as well as RadNet's financial guidance, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties which may cause RadNet's actual results to differ materially from the statements contained herein. These risks and uncertainties include, among others, those set forth in RadNet's reports filed with the SEC, including its annual report on Form 10-K for the year ended October 31, 2006, and the joint proxy statement/prospectus dated October 20, 2006. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

CONTACTS:
RADNET, INC.
MARK STOLPER, 310-445-2800
CHIEF FINANCIAL OFFICER

INTEGRATED CORPORATE RELATIONS, INC.
JOHN MILLS, 310-954-1105
JMILLS@ICRINC.COM